Exhibit 5.1

milner house
18 parliament street
p.o. box hm 1561
hamilton hm fx
bermuda
telephone: (441) 295-4630
fax: (441) 292-7880 website: www.chw.com
12 May 2010
NewLead Holdings Ltd.
83 Akti Miaouli & Flessa Str.
185 38 Piraeus
Greece
Dear Sirs,
Re: NewLead Holdings Ltd. (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form F-3 (the “Registration Statement”) pursuant to which the Company is registering, under the Securities Act of 1933 (as amended) (the “Securities Act”), up to:
(a)	29,166,666 common shares of par value US$0.01 each in the capital of the Company (“Common Shares”) that were previously issued upon conversion of US$20,000,000 in aggregate principal amount of the Company’s senior unsecured notes due 2015 (the “7% Notes”) that are held by the selling shareholder identified in the Registration Statement; and
(b)	10,000,000 Common Shares issuable upon exercise, at a price of US$2.00 per share, of outstanding warrants issued by the Company, as described in paragraphs (ii) and (iii) below (“Warrants”).
For the purposes of giving this opinion we have examined and relied upon copies of:
(i)	an indenture dated 13 October 2009 between, among others, the Company (then named Aries Maritime Transport Limited), as issuer of the 7% Notes, and Marfin Egnatia Bank Societe Anonyme (as trustee) (“MEB”) (the “Indenture”);
(ii)	a warrant agreement dated 13 October 2009 between the Company (then named Aries Maritime Transport Limited) and Investment Bank of Greece (as warrant agent) (“IBG”) (the “Warrant Agreement”);
(iii)	a warrant certificate dated 13 October 2009 executed by the Company (then named Aries Maritime Transport Limited) and IBG pursuant to which IBG holds warrants to acquire 5,000,000 Common Shares (the “IBG Warrant”);
(iv)	a warrant dated 2 January 2010 executed by the Company and S. Goldman Advisors, LLC pursuant to which S. Goldman Advisors, LLC holds warrants to acquire 5,000,000 Common Shares (the “Goldman Warrant”); and

(v)	the Registration Statements filed on 26 March 2010, as amended on each of 9 April 2010, 4 May 2010 and 12 May 2010.
and have also examined and relied upon the documents listed (and defined) in the Schedule to this opinion and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.
The Indenture, the Warrant Agreement, the IBG Warrant and the Goldman Warrant are hereinafter called the “Opinion Documents”.
Assumptions
We have assumed (without making any investigation thereof):
(a)	the genuineness and authenticity of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;
(b)	the genuineness of all signatures on the documents examined by us;
(c)	that each of the documents that was received by electronic means is complete, intact and in conformity with the transmission as sent;
(d)	the capacity, power and authority of each of the parties to the Opinion Documents (other than the Company) to enter into and perform its obligations under the Opinion Documents;
(e)	the accuracy and completeness of all factual representations (save for facts that are the subject of our opinions herein) made in the Registration Statement and other documents reviewed by us, and that such representations have not since such review been materially altered;
(f)	the due execution of the Opinion Documents by each of the parties (other than the Company) and the delivery thereof by each of the parties (other than the Company);
(g)	that the Opinion Documents constitute the legal, valid and binding obligations of each of the parties thereto (other than the Company) under the laws of its jurisdiction of incorporation or its jurisdiction of formation; and
(h)	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein.

Reservations
(a)	We do not purport to be qualified to pass upon, and express no opinion herein as to, the laws of any jurisdiction other than those of Bermuda. This opinion is limited to Bermuda law and is given on the basis of the current law and practice in Bermuda. We are rendering this opinion as of the time that the Registration Statement becomes effective.
(b)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Registration Statement by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies that are available in other jurisdictions.
(c)	The obligations of the Company under the Opinion Documents:
(i)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(iv)	may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
(d)	“Non-assessability” is not a legal concept under Bermuda law. Reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be (i) obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise and (ii) bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.
Opinions
We have made such examination of the laws of Bermuda as currently applied by the courts of Bermuda as in our judgement is necessary for the purpose of these opinions. Based upon and subject to the assumptions and qualifications set out in this opinion, we are of the opinion that:

1.	The 29,166,666 Common Shares issued on conversion of the 7% Notes pursuant to the terms of the Indenture were duly authorised and validly issued, fully paid and non assessable.
2.	The Warrants were duly authorised and, upon exercise of the Warrants in accordance with their terms (including payment, in full, of the aggregate exercise price of the Warrants), the 10,000,000 Common Shares will be validly issued, fully paid and non assessable.
Disclosure
This opinion is addressed to you in connection with the sale of the Common Shares while the Registration Statement with the Securities and Exchange Commission and the sale of the Common Shares described therein is in effect. We understand that the Company wishes to file this opinion as an exhibit to the Registration Statement and we hereby consent thereto.
This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein.
Yours faithfully,
/s/ COX HALLETT WILKINSON

Schedule
1.	Copies of the certificate of incorporation, a certificate of incorporation on change of name, the memorandum of association and bye-laws of the Company certified by the assistant secretary of the Company on 29 March 2010 (collectively referred to as the “Constitutional Documents”).
2.	Copies of:
(a)	minutes of a meeting of the board of directors of the Company (the “Board”) held on 12 October 2009 (the “Meeting Minutes”); and

(b)	unanimous written resolutions of the Board effective on 22 December 2010 (the “Written Resolutions”),

the Written Resolutions and the Meeting Minutes being collectively referred to as the “Resolutions”.
3.	An opinion dated 4 May 2010 from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, New York counsel to the Company, confirming that Opinion Documents have valid and binding effect under the laws of New York.
4.	A certificate dated 4 May 2010 from Michail Zolotas, a director of the Company, confirming that the IBG Warrant was granted in satisfaction of the Company’s obligation to MEB, as described in the Meeting Minutes.

5.	A certificate dated 12 May 2010 from Michail Zolotas, a director of the Company, confirming that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout or by unanimous written resolution.